UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2024

GREENBROOK TMS INC.

(Exact name of registrant as specified in its charter)

Ontario	001-40199	98-1512724
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employee Identification No.)

890 Yonge Street, 7th Floor

Toronto, Ontario Canada

M4W 3P4

(Address of Principal Executive Offices)

(866) 928-6076

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, without par value	GBNH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 21, 2024, Greenbrook TMS Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain purchasers for the purchase and sale of 6,000,000 shares of the Company’s common shares (“Common Shares”) pursuant to a registered direct offering. The Common Shares were priced at US$0.20 per Common Share (the “Purchase Price”) for expected gross proceeds of approximately US$1.2 million.

On February 23, 2024, the Company amended and restated the Securities Purchase Agreement (the “Amended and Restated Securities Purchase Agreement”) with the same purchasers, to reduce the offering size after receiving notice of its delisting from the Nasdaq Capital Market (“Nasdaq”). The Amended and Restated Securities Purchase Agreement provides for the purchase and sale of 2,828,249 Common Shares pursuant to a registered direct offering (the “Offering”). The Common Shares were sold at the same Purchase Price as originally contemplated for gross proceeds of approximately US$565,649, before deducting legal fees and other Offering expenses payable by the Company. The Offering was made pursuant to a prospectus supplement, dated February 23, 2024, to the base prospectus in the Company’s shelf registration statement on Form F-3 (File No. 333-264067), which was filed with the Securities and Exchange Commission (the “Commission”) on April 1, 2022, and amended on April 12, 2022, by the Company and declared effective by the Commission on April 15, 2022.

A.G.P./Alliance Global Partners acted as financial advisor in connection with the Offering.

On February 26, 2023, the Company completed the Offering. The net proceeds to the Company after deducting legal fees and other Offering expenses were approximately $340,650. The net proceeds from the Offering are intended to be used for general working capital.

The representations, warranties and covenants contained in each Amended and Restated Securities Purchase Agreement were made solely for the benefit of the parties to the Amended and Restated Securities Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Amended and Restated Securities Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Accordingly, a form of the Amended and Restated Securities Purchase Agreement is filed with this report only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amended and Restated Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

In addition, in connection with the Offering, the directors and executive officers of the Company entered into lock-up agreements, which each provide for a 90-day lockup period commencing on February 23, 2024, subject to customary exceptions (the “Lock-Up Agreements”).

The foregoing descriptions of the Amended and Restated Securities Purchase Agreement and the Lock-Up Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended and Restated Securities Purchase Agreement and the form of Lock-Up Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 8.01.	Other Events.

In light of the Company’s forthcoming delisting from Nasdaq, the Company included within the prospectus supplement filed with the Commission on February 26, 2024 in connection with the Offering, updated tax disclosure for shareholders under the heading “SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS”.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Title

5.1	Opinion of Torys LLP, dated February 26, 2024

10.1	Amended and Restated Securities Purchase Agreement, dated February 23, 2024, among Greenbrook TMS Inc. and certain investors

10.2	Form of Lock-Up Agreement (included in Exhibit 10.1)

23.1	Consent of Torys LLP (contained in Exhibit 5.1 above)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2024

GREENBROOK TMS INC.

By:	/s/ Bill Leonard
Name:	Bill Leonard
Title:	President and Chief Executive Officer